January 21, 2026

Faraj Aalaei

Re: Position on the Board of Directors of SiTime Corporation

Dear Faraj:

We are pleased to invite you to join the SiTime Corporation (the “Company”) Board of Directors (the “Board”), contingent upon Board approval and effective on January 21, 2026. We anticipate many exciting opportunities at the Company and believe that your experience and background will greatly assist us in meeting those opportunities.

The Company maintains a classified Board, which means the Board is divided into three classes, with each class having a three-year term. You shall serve as a Class II director. As a result, your term of office will expire at the Company’s 2027 Annual Meeting of Stockholders. At such time you will be nominated for election to an additional three-year term. If you are not re-elected, your term of office will expire at the 2027 Annual Meeting of Stockholders.

A copy of our current Independent Director Compensation Policy is attached as Exhibit A (the “Policy”). In connection with your appointment to the Board, pursuant to the terms of the Policy and the Company’s 2019 Stock Incentive Plan (the “Plan”), you will be granted a restricted stock unit (“RSU”) award of 837 shares of the Company’s common stock (the “Initial RSU”). Your Initial RSU will vest annually over a three-year period with one-third of the shares subject to the Initial RSU vesting on February 20, 2026, and an additional one-third of the shares vesting on each February 20th thereafter, subject to your continued service as a Director at each vesting date. Additionally, you will be granted an RSU award of 246 shares (the “Prorated Annual RSU Award”). The Prorated Annual RSU Award shall become fully vested on May 20, 2026, subject to your continued services as a Director at the vesting date. In the event of a Change in Control of the Company, 100% of your Initial RSU and Prorated Annual RSU Award shall become vested. All terms and conditions of the Initial RSU and Prorated Annual RSU Award will be set forth in the Policy, the Plan, the RSU award agreement and other documents relating to the Plan.

You will be granted such additional equity awards in the future as shall be determined by the Company’s Nominating and Corporate Governance Committee and will be eligible to receive such cash retainers paid to directors and committee members, in accordance with the Company’s then-effective independent director compensation policy. All compensation is contingent upon your appointment by the Board.

In addition, the Company will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with the Company’s established reimbursement policies, including reasonable travel expenses associated with attending the Company’s Board meetings, as well as meetings of any committees that you join. As you know, as a Director, you will not be entitled to any of the other benefits that the Company makes available to its employees.

In your capacity as a Director of the Company, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by the Company.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of the Company’s confidential proprietary information, or any information of a third party provided to you by the Company, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of the Company.

You will be entitled to indemnification for your services as a Board member in accordance with the Company’s Amended and Restated Bylaws and Amended and Restated Certificate of Incorporation, as may be amended and/or amended and restated from time to time. In addition, the Company will enter into an Indemnity Agreement with you in substantially the same form as is in place with the other members of the Board.

This letter, along with the stock equity documentation referred to herein, constitutes the entire agreement between you and the Company. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of the Company.

If the terms of this letter are acceptable to you, and to indicate your willingness to serve on the Company’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,
SiTime Corporation
/s/ Rajesh Vashist

Rajesh Vashist
Chairman and CEO
Accepted:

/s/ Faraj Aalaei
Faraj Aalaei

January 21, 2026
Date

Exhibit A

INDEPENDENT DIRECTOR COMPENSATION POLICY
Approved: July 27, 2020
Amended and Restated: April 12, 2023
Amended and Restated: March 27, 2025 (the “Effective Date”)
Non-employee members of the board of directors (the “Board”) of SiTime Corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Independent Director Compensation Policy. The cash compensation and equity grants described in this Independent Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Independent Director”) who may be eligible to receive such cash compensation or equity grants, unless such Independent Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Independent Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Independent Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.
Cash Compensation
Annual Cash Retainer for Board Service. Each Independent Director shall be eligible to receive an annual retainer of $40,000 for service on the Board.
Annual Cash Retainer for Committee Service. In addition, an Independent Director shall be eligible to receive the following additional annual cash retainers for service in the following roles:
Committee Chair:
•Audit: $20,000
•Compensation: $20,000
•Nominating/Governance: $20,000
Committee Member:
•Audit: $8,000
•Compensation: $8,000
•Nominating/Governance: $8,000
Lead Independent Director: $20,000
The annual retainers shall be paid by the Company in quarterly installments in arrears or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.
Equity Compensation
The Independent Directors shall be granted the following restricted stock unit (“RSU”) awards. The RSUs shall be granted under and shall be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan or its successor (the “Plan”) and an RSU agreement, including attached exhibits, in substantially the same form approved by the Board for employee grants subject to the terms specified below.
Annual Awards: On the first business day following the conclusion of each regular annual meeting of the Company’s stockholders that occurs on or after the Effective Date, each Independent Director who will continue serving as a member of the Board after such annual meeting, shall receive a grant of RSUs (“Annual RSU Award”) under the Plan with respect to a number of shares of common stock equal to $250,000 divided by the average closing price of the Company’s common stock on The Nasdaq Global Market for the period of 20 trading days ending on the day prior to the date of grant (the “Market Price”). Each Annual RSU Award shall become fully vested on the February 20, May 20, August 20, or November 20 falling in the one-year anniversary quarter of the annual meeting, provided that (i) if the next year’s annual meeting date occurs prior to such vesting date and (ii) such

Independent Director’s service will not continue following the annual meeting, then the Annual RSU Award for such Independent Director will vest on the day prior to the date of the annual meeting. Notwithstanding the foregoing, each Annual RSU Award shall become 100% vested if a Change in Control as defined in the Plan occurs during such Independent Director’s service.
Initial Awards: Each Independent Director who first joins the Board after the Effective Date and who was not previously an employee of the Company or a parent or subsidiary thereof shall receive the following grants of RSUs under the Plan on the date of his or her election to the Board, with vesting contingent on the Independent Director’s service through each vesting date:
•a grant of RSUs (“Initial RSU Award”) with respect to a number of shares of common stock equal to $300,000 divided by the Market Price. The Initial RSU Award shall vest annually over a 3-year period on the February 20, May 20, August 20, or November 20 falling in the anniversary quarter of the date of grant at an annual rate of 1/3 of the total number of RSUs subject to such award; and
•a grant of RSUs (“Prorated Annual RSU Award”) with respect to a number of shares of common stock equal to $250,000 divided by the Market Price, multiplied by a fraction, the numerator of which is the number of days between commencement of service as an Independent Director and the date of the next following annual meeting, and the denominator of which is 365. The Prorated Annual RSU Award shall become fully vested on the February 20, May 20, August 20, or November 20 falling in the one-year anniversary quarter of the next following annual meeting.
Notwithstanding the foregoing, each Initial RSU Award and Prorated Annual RSU Award shall become 100% vested if a Change in Control as defined in the Plan occurs during such Independent Director’s service.
Annual Limitations
The grant date fair value of all equity awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan, plus the amount of cash compensation paid, to any Independent Director as compensation for services as an Independent Director during any calendar year may not exceed $600,000 (provided that such limit shall be increased to $850,000 for the first calendar year that the Independent Director serves on the Board).
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